Exhibit 99.1

XpresSpa Divests Certain Key Non-Core Assets

NEW YORK, March 8, 2018 (GLOBE NEWSWIRE) -- XpresSpa Group Inc. (Nasdaq:XSPA) (“XpresSpa” or the “Company”), a health and wellness holding company, today provided an update on the disposition of certain key non-core assets. These include:

-	On March 7, 2018, the Company signed a definitive merger agreement to sell Group Mobile Int’l LLC (“GM”), a supplier of built-to-order rugged computers, mobile devices and accessories, to Route 1, Inc. (TSXV: ROI, OTCQB: ROIUF), a Canadian software developer, in exchange for Route1 common stock and warrants with an estimated preliminary value of $1.0 million and an earn-out with an estimated preliminary value of $1.0 million. In addition, the Company expects to collect approximately $0.75 million in cash upon the sale of certain GM inventory. The transaction is expected to close on or before March 30, 2018. These values are preliminary and are based on our management’s estimate of expected earnout payments and of the values related to the stock and warrants and are subject to change.

-	In October 2017, the Company sold FLI Charge, Inc., an early stage company that designs, develops, licenses, manufactures and markets power transfer and charging solutions, to FLI Charge’s management team for approximately $1.05 million in cash, of which $0.25 million was paid upon closing and $0.8 million was paid in the first quarter of 2018, as well as a 5% perpetual royalty and warrants representing a 5% ownership in FLI Charge Inc.

-	In January 2018, the Company sold certain patents to Crypto Currency Patent Holdings Company LLC, a unit of Marathon Patent Group, Inc., for approximately $1.25 million, comprised of $0.25 million in cash and 250,000 shares of common stock valued at approximately $1.0 million at the time of the transaction.

-	Separately, the Company has settled outstanding litigation and made additional patent sales for cash consideration totaling $0.4 million.

“Our strategic focus is to build XpresSpa into a preeminent health and wellness services company, and the monetization of these key non-core assets frees our time and attention for deployment into our core business growth,” said Andrew Perlman, CEO of XpresSpa Group. “We are nearing completion of creating a pure play wellness business, and will continue to work on completing sales of the few remaining non-core assets.”

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq:XSPA) is a health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is the world’s largest airport spa company, with 57 locations in 23 airports globally (as of January 8, 2018), including one off-airport spa at Westfield World Trade Center in New York City. XpresSpa offers services that are tailored specifically to the busy customer. XpresSpa is committed to providing exceptional customer experiences with its innovative premium spa services, as well as exclusive luxury travel products and accessories. XpresSpa serves almost one million customers per year at its locations in the United States, Holland, and the United Arab Emirates. XpresSpa Group’s non-core assets include Group Mobile, Infomedia, and intellectual property assets. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date, and are not guarantees of the future performance of the company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in the Company’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group Inc., or other matters attributable to XpresSpa or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group Inc. does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Contacts
XpresSpa
Brittany Banion
SHADOW
212-972-0277
bbanion@weareshadow.com

XpresSpa Group
Jody Burfening/Carolyn Capaccio
LHA
212-838-3777
ccapaccio@lhai.com

XpresSpa Group, Inc.